Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Settlement Agreement”) is made as of August 14, 2023 (the “Effective Date”) by and between ASTRA SPACE, INC., a Delaware corporation (“Astra”) and FORTIS ADVISORS, LLC, a Delaware limited liability company (“Fortis”), acting solely in its capacity as Holders’ Representative on behalf of the Converting Holders (as defined in the Merger Agreement, which is defined below). Astra and Fortis may be referred to as the “Parties”, or each individually as “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.

On June 5, 2021, Astra, Apollo Fusion, Inc., Artemis First Merger Sub, Inc., Apollo Fusion, LLC and Fortis entered that certain Agreement and Plan of Merger (the “Merger Agreement”) under the terms of which Astra acquired Apollo Fusion, Inc. (the “Transaction”).

B.	The Transaction closed on July 1, 2021.

C.	Section 2.12(b) of the Merger Agreement provides for payments to be made to the Converting Holders in connection with the achievement of certain Customer Milestones on or before December 31, 2023.

D.	Section 2.06(a)(i)(E) of the Merger Agreement provided for the payment to Converting Holders of the Per Share Equity Interest Closing Stockholder Amount.

E.	Under Section 11.04 of the Merger Agreement, Fortis was appointed the representative for the Converting Holders and given the power and authority, among other things, to:

“…enter into all Contractual Obligations, make all decisions, bring prosecute, defend, settle, compromise, or otherwise resolve all claims, disputes and Actions, authorize payments in respect of such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in … Section 2.12(b)…or any other Actions directly or indirectly arising out of or relating to this Agreement or Contemplated Transactions.”

F.

The Parties have agreed to settle and compromise all obligations that Astra may have now or in the future to the Converting Holders under the Merger Agreement in exchange for the agreements of the Parties described in this Settlement Agreement.

G.	The Parties also intend to settle and resolve any and all actual or threatened disputes between or among the Parties arising out of or related to the Merger Agreement or the Contemplated Transactions.

H.	Capitalized terms used, but not defined in this Settlement Agreement, have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

In consideration of the above recitals, the promises and covenants below, and other valuable consideration, the receipt and sufficiency which the Parties acknowledge, the Parties agree as follows:

1.    Settlement Payment. On or before October 2, 2023, Astra shall pay (a) Acquiom Financial LLC, as Paying Agent for the Converting Holders, the cash amount set forth in either Section 1(a) or Section 1(b) below at Astra’s sole election (either such payment made pursuant to Section 1(a) or Section 1(b) being referred to as the “Settlement Payment”) for further distribution in accordance with payment instructions provided in writing by Fortis to Paying Agent, and (b) if Astra has elected Option 1 set forth in Section 1(a), the number of shares of Astra Class A common stock determined in accordance with Section 1(a) for distribution in accordance with instructions provided in writing by Fortis to Astra:

(a)    Option 1: A cash payment in the amount of TWO MILLION DOLLARS ($2,000,000) made to the Paying Agent in immediately available funds, plus that number of immediately freely tradeable shares, rounded up to the nearest whole share, of Astra Class A common stock (the “Shares”) determined by dividing (1) EIGHT MILLION DOLLARS ($8,000,000) by (2) the “10-Day VWAP” (as defined). For purposes of this Section 1a, the term “10-Day VWAP” means the volume weighted average price of the shares of Astra Class A common stock traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of common stock are then traded, for the ten (10) trading days ending on the first trading day immediately preceding the date of determination of the 10-Day VWAP the dollar volume-weighted average price of the Shares on the principal securities exchange or securities market on which the Shares are then traded for the ten (10) day the period beginning at 9:30:01 a.m., New York time, on September 19, 2023 and ending at 4:00:00 p.m., New York time on September 28, 2023, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the Shares in the over-the-counter market on the electronic bulletin board for the Shares during the foregoing specified period, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the foregoing period as reported by OTC Markets Group Inc.. If the VWAP cannot be calculated for the Shares on any of the foregoing bases, the VWAP of such security shall be determined based upon the mutual agreement of the Parties; or

(b)    Option 2: A cash payment in the amount of SEVEN MILLION DOLLARS ($7,000,000) cash made to the Paying Agent in immediately available funds.

2.    Releases by the Parties.

(a) Definition of Claims. For purposes of this Settlement Agreement, the term “Claims” means all claims, cross claims, counterclaims, debts, demands, disputes, rights, actions, causes of action, suits, matters, liabilities, losses, or damages of any kind, including interest, attorneys’ fees, expert or consulting fees, and any and all other costs, expenses or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether asserted under the laws of the United States or any state therein, or the laws of any other country, government, or political body, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, at law or in equity, matured or unmatured, in contract, statutory, tort or otherwise, whether class, individual, derivative or otherwise in nature. Except as provided in this Settlement Agreement with respect to Claims for which Fortis lacks authority to settle, compromise, or otherwise resolve under the Merger Agreement, it is the intent of the Parties that “Claims” shall encompass all “claims, disputes and Actions” directly or indirectly arising out of or relating to the Merger Agreement or the Contemplated Transactions .

(b)    Effectiveness of Release. The releases provided for in in this Section 2 shall become effective only upon the full performance of all of Astra’s obligations in accordance with either Section 1(a) or Section 1(b) of this Settlement Agreement (the “Release Effective Date”) on or before October 2, 2023.

(c)    Release by the Fortis Releasors

Fortis and the Converting Holders and each of their respective current or former affiliates, parents, subsidiaries, members of their board of directors, officers, employees, stockholders, servants, predecessors, successors, assigns, members, managers, investors, contractors, consultants, agents, attorneys, advisors, insurers, trustees, representatives, heirs, and all other persons or entities acting or purporting to act on behalf of or through Fortis and/or the Converting Holders individually, (collectively, the “Fortis Releasors”) release and discharge, unconditionally, absolutely, and forever, each of Astra, on its own behalf and on behalf of its affiliates, parents, subsidiaries, members of the board of directors, officers, employees, servants, predecessors, successors, assigns, members, managers, investors, contractors, consultants, agents, attorneys, advisors, insurers, trustees, representatives, heirs, and all other persons or entities acting or purporting to act on behalf of or through Astra, individually, collectively, and/or in any representative capacity (collectively, the “Astra Releasees”) from any and all Claims that arise out of or in any way relate to the Merger Agreement and any agreements contemplated thereunder, related thereto or incorporated into the Merger Agreement, the Merger, and/or the Contemplated Transactions, including without limitation all Claims related to the Customer Milestone under Section 2.12(b) of the Merger Agreement or any and all other amounts or obligations that are, or in the future could become due, under any section or provision of the Merger Agreement, (collectively, the “Fortis Released Claims”). For the avoidance of doubt, the Fortis Released Claims do not include Claims arising from a breach of this Settlement Agreement and do not include any Claims belonging to a Converting Holder for which Fortis lacks authority to settle, compromise, or otherwise resolve under the Merger Agreement, including for example, any Claims arising from a Converting Holder’s employment relationship with Astra.

(d)    Release by the Astra Releasees

The Astra Releasees (i) release and discharge, unconditionally, absolutely, and forever, the Fortis Releasors of and from any and all Claims that the Astra Releasees ever had, now have, or hereafter may have, against any of the Fortis Releasors from any and all Claims that arise out of or in any way relate to the Merger Agreement and any agreements contemplated thereunder, related thereto or incorporated into the Merger Agreement, the Merger, and/or the Contemplated Transactions, including without limitation all Claims related to the Customer Milestone under Section 2.12(b) of the Merger Agreement or any and all other amounts or obligations that are, or in the future could become due, under any section or provision of the Merger Agreement and (ii) agree that the survival period for any Claims under the Merger Agreement, including any Claims in respect of a breach of any representations or warranties or other provisions or agreements of the Merger Agreement, that could be asserted by Astra, or any Astra Releasees, against the Fortis Releasors are hereby irrevocably and unconditionally terminated and that Astra and the other Astra Releasees may not and shall not assert any Claims for indemnification or otherwise under the Merger Agreement against any of the Fortis Releasors. The releases and agreements provided for in this Section 3(d) are referred to collectively as the “Astra Released Claims.” For the avoidance of doubt, the Astra Released Claims do not include Claims arising from a breach of this Settlement Agreement.

(e)    Unknown Claims Released

The Fortis Released Claims and the Astra Released Claims (collectively, the “Released Claims”) are intended by the Parties to release the Released Claims whether or not known or suspected to exist at the time of execution of this Settlement Agreement, and regardless of the forum in which such claim, demand, or cause of action might be brought anywhere in the world. As to all Released Claims, the Parties expressly waive any and all rights they may have, jointly or severally, or claim to have under any provision of law in any state, country, or jurisdiction that in any way limits the terms of this Settlement Agreement to claims about which the Parties are, or a Party is, aware at the time of the execution of this Settlement Agreement, including, without limitation, Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

and/or any and all similar provisions, statutes, codes, regulations, or rules. Any such provision of common or statutory law is also expressly waived and relinquished by and on behalf of the Parties. In connection with such waiver and relinquishment, each Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to matters released in this Settlement Agreement. Nevertheless, it is the intention of each Party, through the releases and covenants contained herein, and with the advice of counsel, to release fully, finally, and forever all Released Claims. In furtherance of such intention, this Settlement Agreement will be and remain in effect as a full and complete release of all Released Claims notwithstanding the discovery or existence of any such additional or different claims or facts relating thereto.

3.    Covenant Not to Sue. The Fortis Releasors and the Astra Releasees covenant not to sue upon any of the Released Claims, and any party that violates this provision shall hold harmless, defend, and indemnify any released party from and against any fees, costs, and expenses incurred by or on behalf of the released party (including, without limitation, attorneys’ fees) as a result of a violation of this covenant. The Fortis Releasors and/or the Astra Releasees may plead this Release as a complete bar to any Released Claims brought in violation or in conflict with this covenant not to sue. Fortis further covenants and agrees to terminate and to not further pursue any audits pursuant to Section 2.12(b)(iv) under the Merger Agreement or otherwise available thereto.

4.    No Warranty. Astra makes no warranty as to any forecasts, estimates, customer pipeline or other diligence information (the “Diligence Information”) that may have been provided to Fortis or any Converting Holder in connection with this Settlement Agreement, except that such Diligence Information reflected management’s current estimates at the time the Diligence Information was delivered or provided. Fortis, on behalf of itself and the Converting Holders, confirms that it has conducted its own independent investigation of the matters related to this Settlement Agreement and has not relied on the Diligence Information. Fortis further acknowledges that Astra’s actual results may differ from those set forth in the Diligence Information and is entering this Settlement Agreement with the understanding that the aggregate amount of any payment that could be earned under Section 2.12(b) of the Merger Agreement is greater than the Settlement Agreement, and expressly waives, on behalf of the Converting Holders, any such claim for payment of any additional amount.

5.    Confidentiality and Non-Disparagement.

(a)    Fortis acknowledges that the existence and the terms of this Settlement Agreement and any oral or written information exchanged between the Parties in connection with the negotiation, preparation and performance of this Settlement Agreement are regarded as “Confidential Information.” As of and after the Effective Date, Fortis shall maintain confidentiality of all Confidential Information, and without obtaining the written consent of Astra, it shall not disclose any relevant Confidential Information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations; (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsel or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section; or (d) is disclosed for purposes of enforcing or defending its rights under this Settlement Agreement. Nothing in this Section 4 shall prohibit Astra from disclosing information regarding this Settlement Agreement or the Settlement Payment, including any Confidential Information, in connection with its filings and reports under the Securities Exchange Act or as otherwise required by applicable law, rule or regulation. In addition, nothing in this Section 5 or any other provision of this Settlement Agreement, shall prohibit Fortis from disclosing the fact of and the terms of this Settlement Agreement to the Converting Holders, who shall be advised that the settlement and its terms are confidential, but they may disclose such terms in confidence to their professional advisors as needed, it being contemplated by the parties that Fortis will make such disclosure to the Converting Holders.

(b)    Each Party agrees, on behalf of itself and the Fortis Releasors (in the case of Fortis) and the Astra Releasees (in the case of Astra) agree not to knowingly make any statement with the intent to disparage, defame or cause economic or personal harm about the other Party (including the Fortis Releasors or the Astra Releasees, as applicable) with respect to the Released Claims hereunder or otherwise arising out of the subject matter of this Agreement. The foregoing non-disparagement clause does not apply to statements made in connection with legal proceedings, regulatory inquiries or investigations, subpoenas, or other disclosures compelled or required by law.

6.    Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)    it has carefully read and understands the contents of this Settlement Agreement;

(b)    it has freely negotiated this Settlement Agreement with the assistance of counsel;

(c)    prior to the execution of this Settlement Agreement, it and its counsel have had an adequate opportunity to consider the terms of this Settlement Agreement and make whatever investigation or inquiry they deemed necessary or desirable with respect to the subject matter of this Settlement Agreement;

(d)    it enters into this Settlement Agreement without any inducement other than that which is described herein;

(e)    it understands that this Settlement Agreement is intended to be a complete compromise of matters addressed herein involving disputed issues of law and fact and fully assumes the risk that the facts or law may be other than it believes;

(f)    it has the exclusive and full authority to execute this Settlement Agreement, including with respect to Fortis the authority to settle and compromise the Claims of the Converting Holders under or in connection with the Merger Agreement (including Claims under Section 2.12(b) and Section 2.06(a)(i)(E) of the Merger Agreement) and the Contemplated Transactions, and that no consent or approval from any Converting Holder is required for this Settlement Agreement and the releases contained herein to be binding and enforceable on any such Converting Holder or to be otherwise effective;

(g)    the payments, releases and covenants set forth herein represents a fair exchange of value between the Parties; and

(h)    this Settlement Agreement is legally valid, binding and enforceable in accordance with its terms; and represents that the execution, delivery and performance of this Settlement Agreement do not constitute a violation or breach of any agreement or law by which any Party is bound, or any judgment, order, writ, decree or requirement of any governmental authority.

7.    Registration of Settlement Payment Shares. Astra represents and warrants that any shares of Astra Common Stock delivered pursuant to Option 1 in Section 1(a) of this Settlement Agreement, upon issuance, shall be registered under the 1933 Act and in compliance with all applicable Nasdaq listing rules on or before October 2, 2023 and will be included in an effective registration statement at such time.

8.    Survival. The Parties expressly agree that all representations and warranties contained in this Settlement Agreement shall survive this Settlement Agreement and the performance of the acts called for under this Settlement Agreement.

9.    Cooperation. The Parties hereto agree to execute and deliver, or to cause to be executed and delivered, such documents as may reasonably be required to effectuate the terms of this Settlement Agreement.

10.    General Provisions.

(a) Entire Agreement. This Settlement Agreement and the documents it references constitute the entire understanding between the Parties with respect to the subject matter of this Settlement Agreement and the settlement and release of the matters set forth herein, and no statements, promises, or inducements by the Parties or any agent of any Party regarding this settlement shall be valid and binding unless they are contained in this Settlement Agreement, and any and all prior agreements, understandings, representations or statements between the Parties with respect to such settlement, whether written or oral, are superseded by this Settlement Agreement.

(b) Amendment. No amendment or modification of this Settlement Agreement shall be valid or binding unless in writing and executed by the Parties.

(c) Governing Law. All questions concerning the construction, validity and interpretation of this Settlement Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware without regard to any principles of conflicts of laws.

(d) Forum Selection and Consent to Jurisdiction. Any dispute, claim or controversy arising out of or relating to this Settlement Agreement or the breach, termination, enforcement, interpretation or validity thereof, shall be resolved and determined by the Court of Chancery of the State of Delaware, which shall have exclusive jurisdiction, or to the extent such court declines to accept jurisdiction, any state or federal court within the state of Delaware. The Parties consent to and agree to submit to the jurisdiction of all such courts in such circumstance.

(e) Jury Trial Waiver; Attorneys’ Fees. The Parties waive any right to a jury trial in any action arising from or relating to this Settlement Agreement. In any such action the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs, including expert witness fees.

(f) No Assignment. The Parties represent and warrant that they have not sold, assigned, transferred, hypothecated, pledged, encumbered or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims purported to be released by this Settlement Agreement. Astra represents and warrants that it the current and sole holder of the Astra Released Claims; Fortis represents and warrants that it is the current and sole holder of the Fortis Released Claims and has the legal authority to release such Fortis Released Claims on behalf of all of the Converting Holders.

(g) Headings. Any headings used herein are for convenience only and shall not affect the construction or interpretation of this Settlement Agreement. Any gender references herein shall be deemed to include all genders.

(h) Binding Effect. This Settlement Agreement shall be binding on and inure to the benefit of the Parties and their heirs, successors, personal representatives, and assigns.

(i) Rule of Construction. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be used in the interpretation of this Settlement Agreement.

(j) Severability. Should any term or condition hereof be deemed void or unenforceable, the remaining provisions of this Settlement Agreement shall remain in full effect, provided, however, that if Astra’s obligation to deliver the Settlement Payment is voided, severed or revoked such that the Paying Agent does not receive such Settlement Payment (or is forced to repay it or return it to Astra and does not receive equivalent compensation in exchange), all of the releases set forth in Section 2 and the covenant not to sue in Section 3 shall be void ab initio, to the maximum extent permitted by applicable law.

(k) Construction. Each provision of this Settlement Agreement has been independently, separately, and freely negotiated by the Parties as if this Settlement Agreement were drafted by all parties hereto. The Parties waive any presumption of construction in favor of, or against, either party relating to its drafting or negotiation.

(l) Counterparts. This Settlement Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

(m) Recitals. The Parties incorporate in this Settlement Agreement and represent and warrant the accuracy of the Recitals.

(n) Authority. The undersigned individuals represent and warrant that they are of legal age and capacity, and if representing an entity, are authorized to execute this Settlement Agreement and bind the Party for whom they are signing, and that each such Party has taken all necessary actions to authorize the execution of and perform under this Settlement Agreement.

(o) No Other Representations. Each Party represents and warrants it has not been induced to sign this Settlement Agreement by any statement, representation, consideration, nondisclosure, or other inducement not expressly set forth in this Settlement Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the Effective Date.

ASTRA SPACE, INC.

/s/ Chris Kemp
By:	Chris Kemp
Its:	Chief Executive Officer

Dated: August 15, 2023

FORTIS ADVISORS, LLC

/s/ Ryan Simkin
By:	Ryan Simkin
Its:	MD

Dated: August 14, 2023